Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

TechnipFMC plc:

We consent to the use of our report dated February 22, 2017, with respect to the consolidated balance sheets of FMC Technologies, Inc. as of December 31, 2016 and 2015, and the related consolidated statements of income, comprehensive income, cash flows, and changes in stockholders’ equity for each of the years in the three-year period ended December 31, 2016, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Houston, Texas

April 3, 2018